Exhibit 99.6

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the proxy statement/consent solicitation statement/prospectus on Form S-4 of VG Acquisition Corp. (No. 333-254772) (the “proxy statement/consent solicitation statement/prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended from time to time, as a nominee to the board of directors of New 23andMe (as defined in the proxy statement/consent solicitation statement/prospectus). I also consent to the filing of this consent as an exhibit to such proxy statement/consent solicitation statement/prospectus and any amendments thereto.

/s/ Patrick Chung
Name:	Patrick Chung
Dated:	April 11, 2021